EXHIBIT 99.(b)

Florida Progress Corporation
News Release
Corporate Relations Department, St. Petersburg, Florida

FOR IMMEDIATE RELEASE                                           Media contact:
[LOGO OMITTED]                                                  Mary Estes
                                                                (727) 820-5348

                FLORIDA PROGRESS REPORTS SECOND QUARTER EARNINGS
                         Record Heat Boosts Energy Sales

St. Petersburg, Fla. (July 16, 1998) -- Florida Progress Corporation (NYSE:FPC), parent of St. Petersburg-based Florida Power Corporation, today reported second-quarter 1998 earnings of $77.8 million, or $.80 a share compared with 1997 second-quarter earnings from recurring operations (excluding one-time nuclear outage costs) of $61.6 million, or $.64 a share. The improvement reflected record demand caused by the hotter than normal weather experienced during the second quarter of 1998, as well as continuing growth in the company's customer base.

Florida Power president Joe Richardson, commenting on the results, said, "June's extraordinary hot weather created record demand for energy to meet the needs of customers throughout our service territory. We're proud of the dedication and determination with which our employees and our entire system responded to that situation. Florida Power is committed to meeting the needs of today's customers, and planning for the future growth of Florida."

Second quarter results for 1997, including extended outage costs of $55.3 million, or $.57 a share associated with Florida Power Corporation's Crystal River Nuclear Plant, were $6.3 million, or $.07 per share.

Florida Power, the largest subsidiary of Florida Progress, earned $67.7 million, or $.70 a share, on revenues of $663.8 million for the quarter, compared with 1997 earnings from recurring operations of $56.2 million, or $.58 a share on revenues of $597.2 million.

Florida Power's retail kilowatt hour sales during the second quarter of 1998 increased approximately 13 percent compared to the second quarter of 1997. In addition to higher customer usage due to the warmer weather, strong retail customer growth contributed to the increase in kilowatt-hour sales. Average residential customer growth was 1.8 percent, or approximately 20,000 over 1997.

Electric Fuels earned $10.6 million or $.11 a share, during the second quarter compared with $9.2 million or $.10 a share, in 1997. The increase in earnings came from improved results from its Rail Services and Energy and Related Services business units.

The improved second quarter results for the Rail Services group stemmed from continued strong sales for trackwork and railcar parts and services. Also contributing to the increase were higher volumes and operating margins from 1997 and 1998 acquisitions.

                                  -continued-
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page 2.

The improvement in Energy & Related Services' earnings were due primarily to increased deliveries by its offshore barge transportation division and lower operating costs.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $6.1 billion. Its principal subsidiary is Florida Power, the state's second largest electric utility serving about 1.3 million customers. Diversified operations include coal mining, marine operations and rail services.


                                      ###

(earnings chart -- see attached)

                                       Three Months Ended           Twelve Months Ended
                                             JUNE 30                      JUNE 30
                                   ----------------------------------------------------------
                                      1998          1997           1998            1997
                                   ------------  ------------  --------------  --------------

Revenues                           $903,100,000  $797,300,000  $3,461,400,000  $3,198,700,000
                                   ------------  ------------  --------------  --------------
Income (loss) from:
Florida Power                       67,700,000    56,200,000     252,200,000     238,000,000
Electric Fuels                      10,600,000     9,200,000      38,400,000      26,100,000
Corporate & other                     (500,000)   (3,800,000)    (16,400,000)    (10,200,000)
                                   ------------  ------------  --------------  --------------
Continuing operations before
   non-recurring items              77,800,000    61,600,000     274,200,000     253,900,000
Non-recurring items                              (55,300,000)   (139,900,000)    (61,800,000)
                                   ------------  ------------  --------------  --------------
Continuing operations               77,800,000     6,300,000     134,300,000     192,100,000

Discontinued operations                  -            -             -             (1,300,000)
                                   --------------------------  --------------  --------------

Net income (loss)                  $77,800,000    $6,300,000    $134,300,000    $190,800,000
                                   ============  ============  ==============  ==============


Earnings (loss) per share (EPS):
Florida Power                              $  .70        $  .58         $  2.60         $  2.46
Electric Fuels                                .11           .10             .40             .27
Corporate & other                            (.01)         (.04)           (.17)           (.11)
                                      ------------  ------------  --------------  --------------
Income from continuing operations
   before non-recurring items              $  .80        $  .64         $  2.83         $  2.62
Non-recurring items                                        (.57)          (1.44)           (.64)
                                      ------------  ------------  --------------  --------------
Continuing operations                         .80           .07            1.39            1.98
Discontinued operations                     -             -                 -              (.01)
                                      ------------  ------------  --------------  --------------
Consolidated                               $  .80        $  .07         $  1.39         $  1.97
                                      ============  ============  ==============  ==============


Average Common
Shares Outstanding                     97,045,075    97,057,713      97,056,909      97,034,292

Note: In June 1998, Florida Power restated its financial results for the second, third and fourth quarters of 1997 to reflect recognition of the extended nuclear outage costs as incurred. The change affected the financial results for the interim reporting periods but did not have any affect on results for the fiscal year ended 1997. Financial results for the twelve months ended 1997 reflect the recapitalization of the spin-off company, Echelon International, and its associated treatment as discontinued operations.
